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                                                                    EXHIBIT 10.4

                           CHANGE OF CONTROL AGREEMENT

      THIS AGREEMENT (this "Agreement") dated as of the 21st day of July, 2004 (the "Effective Date") is made by and between FIRST NATIONAL BANKSHARES OF FLORIDA, INC., a Florida corporation (the "Company"), and Kevin C. Hale ("Executive").

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of the Company (the "Board") believes that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; that it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and that it is appropriate to provide Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations in the financial services industry;

      WHEREAS, in order to accomplish the foregoing objectives, the Company and Executive desire to enter into this Agreement which, among other things, provides for the payment of compensation and benefits payable to Executive if Executive's employment terminates in certain circumstances following a Change of Control of the Company;

      WHEREAS, the Company and Executive are also entering into an Employment Agreement dated as of the Effective Date (the "Employment Agreement") pursuant to which Executive agrees, among other things, that following the termination of Executive's employment with the Company, Executive will be restricted from competing with the Company or soliciting the Company's employees and customers;

      WHEREAS, it is a condition of Executive's willingness to enter into the Employment Agreement that the Company enter into this Agreement;

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Employment Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Definitions. As used herein, the following terms shall have the meanings set forth below:

      (a) "Change of Control" shall mean the occurrence of any of the following events:

            (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for the purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended as of Effective Date (the "Exchange Act")) immediately after which such Person has Beneficial Ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of greater than 15% of the combined voting power of the Company's then-outstanding Voting Securities; provided, however, in determining whether or not a Change of Control has occurred,

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                  Voting Securities which are acquired in a "Non-Control
                  Acquisition" (as hereinafter defined) shall not constitute a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (A) the Company, (B) any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or (C) any Person in connection with a Non-Control Transaction (as hereinafter defined);

            (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) The consummation of:

                  (A) a merger, consolidation, reorganization or similar corporate transaction with or into the Company or in which securities of the Company are issued, unless such transaction is a "Non-Control Transaction." A "Non-Control Transaction" is a merger, consolidation, reorganization or similar corporate transaction with or into the Company or in which securities of the Company are issued where:

                        I. the shareholders of the Company immediately before such transaction own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such transaction,

                        II. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such transaction constitute at least a majority of the members of the board of directors of the Surviving Corporation or a corporation owning directly or indirectly a majority of the combined voting power of the outstanding securities of the Surviving Corporation, and

                        III. no person other than (x) the Company, (y) any subsidiary of the Company, or (z) any employee benefit plan (or any trust forming a part thereof) maintained by the Company immediately prior to such transaction owns a majority of the combined voting power of the Surviving Corporation's then-outstanding voting securities; or

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                  (B) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

                  (C) the sale or other disposition of all or substantially all of the assets of the Company to any Person.

                  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change of Control shall occur.

      (b) "Cause" shall have the meaning given such term in the Employment Agreement.

      (c) "Good Reason" shall mean:

            (i) removal of Executive from the position he held immediately prior to the Change of Control (by reason other than death, disability or Cause);

            (ii) a substantial alteration in the nature or status of Executive's responsibilities following the Change in Control which renders Executive's position to be of less dignity, responsibility or scope;

            (iii) a reduction by the Company in Executive's target annual bonus under the Company's Executive Incentive Compensation Plan, or any successor plan, or the establishment of performance goals under such plan that are unreasonable in comparison to the Company's historical practice under such plan prior to the Change of Control;

            (iv) the Company requiring Executive to be based anywhere other than the Company's principal executive offices in the city in which Executive is principally located immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change of Control;

            (v) any material reduction by the Company of the benefits enjoyed by Executive prior to the Change in Control under any of the Company's pension, retirement, profit sharing, savings, life insurance, medical, health and accident, disability or other employee benefit plans, programs or arrangements, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive

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                  Executive of any material fringe benefits made available to
                  Executive prior to the Change in Control; or

            (vi) any material breach by the Company of its obligations contained in this Agreement or the Employment Agreement.

      (d) "Salary and Benefits Continuation" shall mean:

            (i) payment of an amount of cash equal to the one-twelfth of the Severance Period multiplied by Executive's base salary at the rate of base salary per annum in effect immediately prior to the Change of Control or on the date of the termination of Executive's employment, whichever is higher (such amount shall be payable in equal installments, on a basis consistent with the Company's payroll practices, over a number of months equal to the Severance Period, unless Executive has notified the Company in writing not less than six months prior to the Triggering Event of Executive's election to receive such amount in one lump sum payment, in which event the Company shall make such lump sum payment within 30 days following the Triggering Event);

            (ii) payment of an amount of cash equal to the one-twelfth of the Severance Period multiplied by the greater of (x) the average annual incentive bonus payment earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company preceding the date of the termination of Executive's employment or (y) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the Change of Control occurs or the year in which the termination of Executive's employment occurs, whichever is higher (such amount shall be payable in equal installments, on a basis consistent with the Company's payroll practices, over a number of months equal to the Severance Period, unless Executive has notified the Company in writing not less than six months prior to the Triggering Event of Executive's election to receive such amount in one lump sum payment, in which event the Company shall make such lump sum payment within 30 days following the Triggering Event);

            (iii) provision to Executive and his eligible dependents of medical, long-term disability, dental and life insurance coverage, to the extent such coverage was in effect immediately prior to the Change of Control, for a period of months equal to the Severance Period;

            (iv) contribution or crediting by the Company to Executive's account under the Company's defined contribution retirement plans (currently, the Company's Salary Savings Plan and ERISA Excess Profit Sharing and Lost Match Plan) an amount of cash equal to the amount that the Company would have contributed or credited to such plans (including both profit-sharing contributions and Company matching contributions in respect of Executive's

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                  contributions to the plan) had Executive continued to be
                  employed by the Company for an additional period of months equal to Severance Period at an annual compensation equal to the sum of (x) Executive's base salary immediately prior to the Change of Control or at the time of the termination of Executive's employment, whichever is higher and (y) the greater of (A) the average annual incentive bonus payment earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company preceding the date of the termination of Executive's employment or the date of the Change of Control, whichever is higher or (B) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the Change of Control occurs or the year in which the termination of Executive's employment occurs, whichever is higher; (and assuming for this purpose that Executive made the maximum permissible contributions to such plans during such period), such contributions being deemed to be made immediately prior to the termination of Executive's employment; and

            (v) reimbursement to Executive of costs incurred by Executive for outplacement services in the 24-month period following termination of Executive's employment, not to exceed 15% of Executive's base salary immediately prior to the Change of Control or at the time of the termination of Executive's employment, whichever is higher.

      (e) "Severance Period" shall mean the lesser of (x) 36 and (y) the number of full months between the date of termination of Executive's employment and the date on which Executive would attain the age of 65.

      (f) "Triggering Event" shall mean the occurrence of one of the following events:

            (i) the termination of Executive's employment with the Company by the Company other than for Cause prior to a Change of Control, and the reasonable demonstration by Executive that such termination of employment (x) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control, or (y) otherwise arose in connection with or in anticipation of a Change of Control; or

            (ii) at any time during the 24-month period commencing on the date of a Change of Control, either (x) the Company terminates Executive's employment other than for Cause or (y) Executive terminates his employment for Good Reason.

      2. Term. The term of this Agreement shall commence on the Effective Date and shall expire on the earlier of (i) the date of the termination of Executive's employment by the Company for any reason prior to a Change of Control, unless such termination is a Triggering Event under Section 1(f)(i) hereof; or (ii) the third anniversary of the date on which the Company gives written notice to Executive of the Company's decision to terminate both this Agreement and any and all employment agreements in effect between the Company Executive.

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      3. Change in Control Payments and Benefits.

      (a) Upon the occurrence of a Triggering Event:

            (i) the Company shall provide Salary and Benefits Continuation to the Executive; provided, however, that in the event medical, long-term disability, dental and life insurance benefits cannot be provided under appropriate Company group insurance policies pursuant to clause (iii) of the definition of "Salary and Benefits Continuation," an amount equal to the premium necessary for Executive to purchase directly the same level of coverage in effect immediately prior to the termination of employment shall be added to the Company's payments to Executive pursuant to this Section 3. If Executive is required to pay income or other taxes on any medical, long-term disability, dental or life insurance benefits provided or paid to Executive pursuant to this Section 3, then the Company shall pay to Executive an amount of cash sufficient to "gross-up" such benefits or payments so that Executive's "net" benefits received under this Section 3 are not diminished by any such taxes that are imposed with respect to the same or the Company's gross-up hereunder with respect to such taxes;

            (ii) all equity compensation awards granted to Executive by the Company (e.g., all stock options and shares of restricted stock), will immediately become fully vested and fully exercisable;

            (iii) notwithstanding anything to the contrary contained in the Company's Basic Retirement Plan (the "BRP"), (i) Executive's "Credited Service" under the BRP shall be deemed for all purposes to be increased by an amount equal to the one-twelfth of the Severance Period; provided, that Executive's Credited Service shall be deemed to be a minimum of 10.0 years, and (ii) Executive's "Compensation" under the BRP for each such additional year of Credited Service for purposes of the BRP shall be deemed to be an amount equal to the sum of (x) Executive's base salary at the rate of base salary per annum in effect immediately prior to the Change of Control or on the date of the termination of Executive's employment, whichever is higher, and (y) the greater of (A) the average annual incentive bonus payment earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company preceding the date of the termination of Executive's employment or the date of the Change of Control, whichever is higher or (B) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the Change of Control occurs or the year in which the termination of Executive's employment occurs, whichever is higher;

            (iv) payments to Executive pursuant to the BRP shall begin in accordance with BRP election procedures; provided, however that payments shall begin no earlier than the later to occur of (x) the first month following Executive's attainment of age 55 or (y) a number of months following the termination of the employment of Executive equal to the Severance Period;

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            (v) as to Executive, Section A-1 of Appendix A of the BRP shall be amended to read as follows:

                  "A-1. Factors for determining early retirement benefits

     AGE               FACTOR
     ---               ------
55 and above           1.000

      (b) Executive's subsequent employment, death or disability following Executive's termination of employment in connection with a Change of Control shall not affect the Company's obligation to provide to Executive the payments and benefits pursuant to this Section 3. Executive shall not be required to mitigate the amount of any payment provided for in this
      Section 3 by seeking employment or otherwise. The rights to the payments and benefits pursuant to this Section 3 shall be in addition to any other benefits to which Executive may be entitled under any other agreement or compensation plan, program or arrangement of the Company; provided, that Executive shall not be entitled to any separate or additional severance payments pursuant to any severance plan of the Company then in effect and generally applicable to similarly situated Executives.

      4. Employment at Will. Subject to the provisions of any other agreement between Executive and the Company (including the Employment Agreement), Executive shall remain an employee at will and nothing herein shall confer upon Executive any right to continued employment and shall not affect the right of the Company to terminate Executive for any reason not prohibited by law; provided, however, that any such removal shall be without prejudice to any rights Executive may have to receive payments and benefits pursuant to Section 3 hereof.

      5. Gross-Up for Excess Parachute Payments. In the event that any payment or benefit, or any combination of payment or benefits, to Executive hereunder is determined to be an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company, at the time such determination becomes final, shall pay to Executive an amount (the "gross-up payment") which would equal, after deducting all state and federal income taxes incurred by the Executive with respect to receipt of the gross-up payment, the excise tax, if any, imposed on Executive pursuant to Section 4999 of the Code.

      6. Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive's employment with the Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Naples, Florida in accordance with this
Section 6 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the "Arbitration Panel"). The Company and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the "Commercial Panel") and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the

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Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Company will pay all arbitrators' fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by Executive in the event the Arbitration Panel determines that Executive's position in the arbitration proceeding was without merit.

      7. Release. Executive hereby acknowledges and agrees that prior to Executive's or his dependents' right to receive from the Company any compensation or benefit to be paid or provided to him or his dependents pursuant to Section 3 of this Agreement, Executive may be required by the Company, in its sole discretion, to execute a release in the form of Exhibit A hereto.

      8. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

      9. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business or assets, by a written agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by Executive or his legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive may not delegate any of his duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation by him shall be void and of no force and effect with respect to matters relating to his employment and termination of employment. Without limiting the foregoing, Executive's rights to receive payments and benefits hereunder shall not be assignable or transferable, other than a transfer by Executive's will or by the laws of descent and distribution.

      10. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested -- in the case of Executive, to his residence address as set forth in the books and records of the Company, and in the case of the Company, to the address of its principal place of business, in care of the Chairman of the Compensation Committee of the Board -- or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

      11. Entire Agreement. This Agreement, along with the Employment Agreement, contains the entire agreement of the parties concerning the matters set forth herein and therein all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth in the Employment Agreement, are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom

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enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company's rights to terminate this Agreement.

      12. Construction of Agreement.

      (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida without regard to its conflict of law provisions.

      (b) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      (c) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "COMPANY"

                                    FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                                    By: /s/ Gary L. Tice
                                        ----------------------------------------
                                        Gary L. Tice, Chairman and Chief
                                        Executive Officer

                                    "EXECUTIVE"

                                    /s/ Kevin C. Hale
                                    --------------------------------------------
                                    Kevin C. Hale

                                       10

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                                    EXHIBIT A

                                 FORM OF RELEASE

      THIS RELEASE is made by the undersigned ("Executive") in favor of First National Bankshares of Florida, Inc. [OR SUCCESSOR ENTITY] (the "Company") this ____ day of _____, _____.

      WHEREAS, Executive and the Company are parties to that certain Change of Control Agreement, dated as of _________, 2004 (the "Change of Control Agreement"); and

      WHEREAS, pursuant to Section 7 of the Change of Control Agreement, it is a condition to the Company's obligation to make certain payments and provide certain benefits to Executive pursuant to the Change of Control Agreement following the termination of Executive's employment that Executive execute and deliver to the Company a release in the form hereof.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby releases the Company and any affiliated entities and their respective officers, directors, shareholders, executives and agents, from any and all claims, demands, suits, causes of action, damages or expenses which Executive has had or may have in the future, arising out of Executive's employment as an executive of the Company and Executive's separation from the Company, including, without limitation:

      (a) claims under any and all federal, state or local laws or regulations, including, but not limited to any labor, employment or benefit laws prohibiting any form of discrimination such as the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Civil Rights Act of 1991;

      (b) any right to recover under any claim that may be filed by the Equal Employment Opportunity Commission, or state or local human relations commission, or any other federal, state or local governmental agency; and

      (c) any claim that Executive is entitled to any payments or benefits other than as expressly set forth in the Change of Control Agreement.

      IN WITNESS WHEREOF, intending to be legally bound, Executive has executed this Release on the date first set forth above.

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